Exhibit 99.1

FOR IMMEDIATE RELEASE

FairPoint Communications Announces Amendments to the Private Debt Exchange Offer
for its 13 1/8% Senior Notes due 2018

Amended Exchange Offer is Expected to be Supported by Holders of Approximately 80% of the Aggregate Principal Amount of the Outstanding Notes

CHARLOTTE, N.C. (July 13, 2009) — FairPoint Communications, Inc. (NYSE: FRP) (“FairPoint”) announced today that it has amended the terms of its previously announced private exchange offer (the “Exchange Offer”) for all of its outstanding 13 1/8% Senior Notes due 2018 (CUSIP No. 305560 AH7) (the “Notes”) held by qualified institutional buyers and accredited investors (each, a “Holder” and collectively, the “Holders”) and its corresponding solicitation of consents from Holders of the Notes (the “Consent Solicitation”) for certain amendments (the “Proposed Amendments”) to the indenture under which the Notes were issued (the “Indenture”).

FairPoint has had discussions relating to the Exchange Offer and Consent Solicitation with the financial advisor, Moelis & Company LLC (“Moelis”), and legal advisor, Stroock & Stroock & Lavan LLP, to Holders that FairPoint believes own approximately 80 percent of the aggregate principal amount of the outstanding Notes (the “Supporting Holders”) and certain of the Supporting Holders.  As a result of these discussions, the Company expects such Supporting Holders to tender their Notes in the Exchange Offer as amended.

The amendments to the Exchange Offer and Consent Solicitation include the following:

•                  The Early Consent Deadline has been extended to 5:00 p.m., New York City time, on July 17, 2009;

•                  The Withdrawal Deadline has been extended to 5:00 p.m., New York City time, on July 17, 2009;

•                  The Expiration Date has been extended to 11:59 p.m., New York City time, on July 24, 2009;

•                  The Early Consent Payment has been increased to $3.75 in cash per $1,000 aggregate principal amount of Notes exchanged in the Exchange Offer to all Holders who validly deliver and do not validly revoke a consent in the Consent Solicitation prior to the Early Consent Deadline;

•                  If FairPoint fails to deliver a detailed business plan, the adequacy of which will be determined in the reasonable discretion of the FairPoint Communications Board of Directors, to Moelis by 11:59 p.m., New York City time, on July 27, 2009, FairPoint will pay a cash payment of $5.00 per $1,000 aggregate principal amount of Notes exchanged in the Exchange Offer to all Holders who validly deliver and do not validly revoke a consent in the Consent Solicitation prior to the Early Consent Deadline; such payment, if any, will be contingent upon the consummation of the Exchange Offer and will be paid within 3 business days after July 27, 2009;

•                  The new 13 1/8% Senior Notes due 2018 (the “New Notes”) to be received by Holders who exchange their Notes in the Exchange Offer will bear interest at a rate of 13 1/8% per annum,

except that the New Notes will bear interest at a rate of 15% per annum for the period from the Settlement Date (which is expected to be the third business day after the expiration of the Exchange Offer) through and including September 30, 2009.  The interest payable on the New Notes on October 1, 2009 shall be payable in the form of cash, by capitalizing such interest and adding it to the principal amount of the New Notes or a combination of both cash and such capitalization of interest, at FairPoint’s option.  Notwithstanding the foregoing, to the extent FairPoint pays the interest payable on the Notes on October 1, 2009, in cash, then FairPoint will, at its option, be required to either (i) pay interest on the New Notes in cash at a rate of 13 1/8% per annum for the period from the Settlement Date through and including September 30, 2009 or (ii) pay interest on the New Notes by capitalizing such interest and adding it to the principal amount of the New Notes at a rate of 17% per annum for the period from the Settlement Date through and including September 30, 2009; and

•                  Section 4.17 of the Indenture (Payments for Consent), which prohibits FairPoint and its restricted subsidiaries from paying Holders for their consent to amend or waive the terms of any provision of the Indenture unless such payment is offered to all consenting Holders, has been added to the Proposed Amendments for which consents are being solicited pursuant to the Consent Solicitation.  Accordingly, if the Requisite Consents are received, the Second Supplemental Indenture is executed and the Exchange Offer is consummated, Section 4.17 of the Indenture will be eliminated.

As of 5:00 p.m., New York City time, on July 10, 2009, approximately $39,790,000 in aggregate principal amount of the Notes (approximately 7.50% of the outstanding Notes) had been tendered in the Exchange Offer.

Documents relating to the Exchange Offer and Consent Solicitation will only be distributed to Holders of Notes who complete and return a letter of eligibility confirming that they are qualified institutional buyers or accredited investors.  Holders who desire a copy of the eligibility letter should contact the Information Agent for the Exchange Offer and Consent Solicitation, Global Bondholder Services Corporation, at (866) 389-1500 (toll free) or (212) 430-3774 (banks and brokers only).

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes nor an offer to sell the new 13 1/8% Senior Notes due 2018 that tendering Holders will receive pursuant to the Exchange Offer.  The Exchange Offer and Consent Solicitation is made only by, and pursuant to the terms set forth in, the Exchange Offer Memorandum and Consent Solicitation Statement, dated June 24, 2009 (the “Offering Memorandum”), and the information in this news release is qualified by reference to the Offering Memorandum and the accompanying Letter of Transmittal and Consent.  Subject to applicable law, FairPoint may amend, extend or terminate the Exchange Offer and Consent Solicitation.  Persons with questions regarding the Exchange Offer and Consent Solicitation should contact the Information Agent, Global Bondholder Services Corporation, at (866) 389-1500 (toll free) or (212) 430-3774 (banks and brokers only).

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,”

“plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.FairPoint.com.

Investor Contact:  Brett Ellis (866) 377-3747; bellis@fairpoint.com

Media Contact: Rose Cummings (704) 602-7304; rcummings@fairpoint.com

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